Exhibit 4.50
FIFTH AMENDMENT TO LEASE AGREEMENT
THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”), is entered into as of December 8, 2015, by and between OVERTAPE (CA) QRS 15-14, INC., a Delaware corporation (successor-in-interest to LBA OVERLAND, LLC, a California limited liability company, the successor-in-interest to LBA-VIF ONE, LLC, a California limited liability company) (“Landlord”) and OVERLAND STORAGE, INC., a California corporation, formerly known as OVERLAND DATA, INC. (“Tenant”).
W I T NE S S E T H:
WHEREAS, Landlord and Tenant are parties to that certain Build-To-Suit Single-Tenant Lease (Triple Net) dated as of October 12, 2000, as amended by that certain First Amendment to Lease dated January 18, 2001, as further amended by that certain Second Amendment to Lease dated as of March 8, 2001, as further amended by that certain Third Amendment to Lease Agreement dated as of July 1, 2010, and as further amended by that certain Fourth Amendment to Lease Agreement dated as of October 15, 2013 (the “Fourth Amendment”) (collectively, the “Existing Lease”) with respect to certain premises located in the City of San Diego, County of San Diego, California as more particularly described in the Lease (the “Property”);
WHEREAS, the Property contains approximately 98,250 rentable square feet in the R&D Building,
WHEREAS, pursuant to the notice sent to Landlord on January 28, 2015, Tenant exercised its partial early termination option to terminate and surrender the First Floor Space (as defined in the Fourth Amendment) effective as of November 1, 2015 whereby the Premises was automatically reduced to, and Tenant currently leases, approximately 20,515 rentable square feet in the R&D Building, as shown on Exhibit “A” attached hereto (the “Existing Premises”);
WHEREAS, effective as of the date that the Demising Work (hereinafter defined) is substantially completed (the “Fifth Amendment Effective Date”), Tenant desires to amend the Existing Lease to surrender a portion of the Premises (the “Surrendered Premises”) and lease an additional portion of the Premises, in total leasing approximately 20,553 rentable square feet, as depicted on Exhibit “B” attached hereto (the “New Overland Premises”); and
WHEREAS, Landlord and Tenant desire to accordingly modify the Existing Lease as provided in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:
1.Effective Date. Unless otherwise specified in this Amendment, this Amendment and all the modifications to the Lease set forth herein shall be effective as of the Fifth Amendment Effective Date.

2.Definitions.    All capitalized terms contained in this Amendment shall, for the purposes hereof, have the same meanings ascribed to them in the Existing Lease unless otherwise defined herein. From and after the Fifth Amendment Effective Date, for a period expiring on the Lease Expiration Date unless sooner terminated as provided in the Lease, as used herein, the term “Lease” shall mean the Existing Lease, as amended by this Amendment and as hereafter amended.
3.Premises. From and after the Fifth Amendment Effective Date, for a period expiring on the Lease Expiration Date unless sooner terminated as provided in the Lease, as used herein, all references in the Lease to the “Premises”, “Overland Premises” or the “Remaining Premises” shall mean the “New Overland Premises” as shown on Exhibit “B” attached hereto and which contains approximately 20,553 rentable square feet in the R&D Building
4.Landlord’s Demising Work. Landlord shall perform the work necessary to separately demise the Overland Premises from the balance of the R&D Building substantially in accordance with the plans and scope of work attached hereto as Exhibit “C” (the “Demising Work”). Except for the Demising Work and as otherwise set forth in the Lease, Landlord shall have no obligation to perform any work or make any alteration, installations or additions or otherwise prepare the Overland Premises for Tenant’s continued occupancy, and Tenant agrees to accept same in its “as-is” condition with all faults. Tenant agrees that it shall cooperate, as reasonably requested by Landlord, with the construction obligations of the Demising Work, including, but not limited to providing access and security clearance at all reasonable times to the Overland Premises and the R&D Building to Landlord’s agents for the Demising Work.
5.Common Area and R&D Building Expenses. From and after the Fifth Amendment Effective Date, for a period expiring on the Lease Expiration Date unless sooner terminated as provided in the Lease, the following definitions in Section 4 of the Existing Lease (as amended by the Fourth Amendment) shall be deleted in their entirety and the following shall be inserted in lieu thereof:
“Tenant’s Pro Rata Share” means 20.92%.
“Tenants Share of Common Expenses” means 12.96%.
“Tenant’s Share of R&D Building Expenses” means 20.92% of the R&D Building Expenses.
6.Surviving Obligations. Notwithstanding anything to the contrary contained herein, Tenant remains liable to Landlord with respect to any obligation that survives the termination of the Lease including, but not limited to any obligation under the Lease with respect to the First Floor Space and Surrendered Premises.
7.Termination as to Surrendered Premises. Landlord and Tenant agree that (i) as of November 1, 2015, the Lease terminated as to the First Floor Space and (ii) as of the Fifth Amendment Effective Date, the Lease shall terminate as to the Surrendered Premises, and on such applicable date, Landlord and Tenant has no or shall have no further obligation to each other with respect to either space except as expressly set forth in any other provision of the Lease; provided however, Tenant shall vacate the Surrendered Premises and all sections of the First Floor Space and deliver the same to

Landlord pursuant to Section 9.1 of the Lease, free and clear of any subtenants or other occupants. Landlord and Tenant acknowledge and agree that the Rent obligations (as amended by the Fourth Amendment) shall remain unmodified and there shall be no prorations or refunds of Rent paid as of the Fifth Amendment Effective Date.
8.Tenant Default. Notwithstanding anything to the contrary contained herein, Landlord and Tenant’s execution and delivery of this Amendment shall not be deemed a waiver of any default by Tenant under the Lease including, but not limited to, any default with respect to the the First Floor Space or Surrendered Premises that remains uncured after the date hereof and Landlord maintains its right to exercise any and all remedies under the Lease in connection with such default.
9.Recitals. Landlord and Tenant agree that the recitals to this Amendment are a part of this Amendment and Landlord and Tenant expressly agree to the provisions thereof.
10.Modification. Except as expressly set forth herein, nothing herein is intended to or shall be deemed to modify or amend any of the other terms or provisions of the Lease and all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full force and effect.
11.Counterparts. This Amendment may be executed in any number of counterparts and by the different parties thereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all counterparts shall constitute but one and the same instrument.
12.Entire Agreement. This Amendment and the Lease together contain the entire understanding between the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein or therein contained and hereinafter made shall have no force and effect unless in writing, and executed by the party or parties making such representations, warranties or guarantees. Neither this Amendment nor the Lease nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.
13.Binding Agreement. This Amendment shall not be binding upon Landlord and Tenant until executed and delivered by both Landlord and Tenant.
14.Broker. Landlord and Tenant represent that they have dealt with no broker(s) in connection with this Amendment, each of Landlord and Tenant agrees to indemnify, defend, hold and save the other harmless from and against any and all liabilities, damages and expenses arising from or relating to any breach or inaccuracy of the foregoing representation, warranty and agreement, which shall survive expiration, cancellation or other termination of the Lease.
15.Enforceability. If any provision of this Amendment or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Amendment, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.
16.Authority of Tenant. Tenant warrants and represents unto Landlord that (i) Tenant is duly organized and existing legal entity, in good standing in the State of California and (ii) Tenant has full right and authority to execute, deliver and perform this Fifth Amendment.

(i)
IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed as of the date first above written.
LANDLORD

OVERTAPE (CA) QRS 15-14, INC., a Delaware corporation

By:	/s/ Tripp Bailey
Name: Tripp Bailey
Title: Second Vice President

TENANT:

OVERLAND STORAGE, INC., a California corporation

By:	/s/ Kurt Kalbfleisch
Name: Kurt Kalbfleisch
Title: SVP and CFO

EXHIBIT A
EXISTING PREMISES
[see attached]

STAIR #1
IDF
A131
ELECTRICAL
A130
MEN
A129
WOMEN
A128
RECEPTION
A124
A123
Main
LOBBY
CONFERENCE
A122
EXEC. OFFICE
A120
2,265 s.f.

EXISTING 1-HR RATED STAIR
EXISTING ELEV.
DN
UP
AUX SERVER/ TAPE VAULT ROOM/ STOR/ EXP. 1-HR.
TECH REPAIR WORK ROOM
EXISTING STAIR
PLANTER
NON-RATED LOBBY
PLANNING STORAGE
CONF ROOM
CONF ROOM
COFFEE STORAGE
CONF ROOM
CONF ROOM
CONF ROOM
OPEN OFFICE
NON-RATED HALLWAY
JAN
M. TOILET
W. TOILET
ELEC ROOM
EXERCISE ROOM
FACILITIES OFFICE
FACILITIES MGR OFFICE
OFFICE
OPEN OFFICE
HR STORAGE
HR MANGR
HR MANGR
COPY/ PRINTER FAX
CONF
HR VP
CAG
56'-0"
56'-0"
56'-0"
56'-0"
56'-0"
56'-0"
448'-0"
D
E
F
G
H
J

EXHIBIT B
NEW OVERLAND PREMISES
*Tenant shall have access to the Electrical Room within the New Overland Premises via a key or electronic card provided by Landlord.

EXHIBIT C
DEMISING WORK - SCOPE OF WORK

1.	Relocate existing door in the Test Chambers room to the wall between the Test Chambers room and the lobby corridor.

2.	Install card access door and demising wall in lobby corridor between the IDF room and the Electrical room.

3.
Landlord will remove building infrastructure including electrical, plumbing, process piping,  etc. from wall between the Test Chamber room to the lobby corridor, as necessary to accommodate the new door.